                                                                    Exhibit 99.1


             TERAYON ANNOUNCES RESIGNATION OF DR. ZAKI RAKIB AS CEO EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF HOWARD W. SPEAKS, JR.

Santa Clara, California - May 27, 2004 - Terayon Communication Systems, Inc. (Nasdaq: TERN) today announced that Dr. Zaki Rakib has informed the Terayon Board of Directors of his decision to resign his position as Chief Executive Officer effective no later than August 31, 2004. The Board has begun an internal and external search for a successor. Upon effectiveness of his resignation, Dr. Rakib will be appointed Chairman of the Board, replacing Shlomo Rakib in that capacity. Shlomo Rakib, currently Chairman, President and Chief Technology Officer, will remain President and CTO, and will continue to serve as a member of the Board after relinquishing his role as Chairman.

"For the past 10 years, I have dedicated my time, my energy and my focus to Terayon, in large part at the expense of attention to my family. I feel now is the time to reverse the order of my priorities," said Dr. Rakib. "I have led Terayon through its phenomenal growth phase and through its survival of the telecommunication industry's recession to where it is now--back on the path to growth. I pass to my successor the helm of a strong organization with a healthy balance sheet; an organization recognized for its leadership in digital video, and pioneering efforts in high-speed cable data. Terayon's leadership position in many product areas, combined with its technology assets can deliver on promises to customers and shareholders."

 "On behalf of the Terayon Board of Directors, I want to thank Zaki for his leadership and vision, which has been instrumental in Terayon's success," said David Woodrow, Director. "Zaki has built a seasoned senior management team with talented and dedicated employees. Terayon has become one of the most innovative companies in the industry during his tenure, developing best-of-breed cable data and digital video processing product lines and a reputation for superior customer service and support. The company's blue-chip global customer base is also a testament to these achievements. The Board appreciates Zaki's commitment to a successful transition during the search process currently underway for his successor, and we wish him and his family well."

TERAYON EXPANDS BOARD OF DIRECTORS

In addition, the company today announced the appointment of Howard W. "Skip" Speaks, Jr. to its Board of Directors.

Speaks has more than twenty years of executive management and operations experience in the telecommunications and manufacturing industries. He most recently served as President and Chief Executive Officer of Kyocera Wireless Corporation, a leading global manufacturer of CDMA wireless handsets and telemetry modules. Prior to Kyocera, Speaks was the President and Chief Executive Officer of Triton Network Systems, a fixed broadband wireless start-up company. Before joining Triton, Speaks spent over thirteen years at Ericsson in a variety of management roles, most recently serving as Executive Vice President and General Manager of Ericsson's Network Operators Group.

"We are confident that Skip's extensive management and industry experience will make him a valuable addition to our Board," said [Shlomo Rakib, Chairman]. "I look forward to working with Skip, our other directors, and the company's management team to continue our focus on achieving profitability and further capitalizing on the exciting opportunities we face across our digital video processing and high speed cable data product lines."

Speaks holds a bachelor's degree from the West Virginia Institute of Technology, and currently serves on the Board of Directors of Glenayre Technologies, Inc.

ABOUT TERAYON

     Terayon Communication Systems, Inc. provides broadband access, delivery and management solutions for broadband providers who want to deliver the widest range of advanced data, video and voice services. Terayon maintains its headquarters in Santa Clara, California, and has sales and support offices worldwide. The company is traded on the Nasdaq under the symbol TERN and can be found on the web at www.terayon.com.

                                       ###


Press contacts:                                     Investor contact:
John Giddings               Margaret Huang          Kristin Stokan
Terayon PR Manager          AtomicPR                Terayon Director, Finance
(408) 486-5223              (415) 703-9454          (408) 486-5206
john.giddings@terayon.com   margaret@atomicpr.com   kristin.stokan@terayon.com

"SAFE HARBOR" STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Except for the historical information contained herein, this news release contains forward-looking statements, including Terayon's growth prospects and progress towards profitability and other statements of management's opinion or expectations, such as statements containing the words "believes", "expects", "estimates", "anticipates" or words of similar import or statements of management's opinion. These statements are estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to recruit a new Chief Executive Officer; Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the expansion of operations by Terayon's customers and the deployment of Terayon's products in new or specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the period ended March 31, 2004. Terayon is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.